Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-190051 of our reports dated January 31, 2013, relating to the financial statements and financial statement schedule of Media General, Inc., and the effectiveness of Media General, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Media General, Inc. for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the Proxy statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia
August 23, 2013